UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

Current Report Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  August 8, 2006 (August 2, 2006)

PACE HEALTH MANAGEMENT SYSTEMS, INC.

(Exact name of Registrant as Specified in its Charter)

IOWA

(State or Other Jurisdiction of Incorporation)

0-27554	42-1297992
(Commission File Number)	(I.R.S. Employer Identification Number)

2116 Financial Center

666 Walnut Street

Des Moines, IA 50309

(Address of Principal Executive Offices, including Zip Code)

(515) 244-5746

(Registrant’s Telephone Number, including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2 below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17  CFR 240.14d-2(b)).

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17  CFR 240.13e-4(c)).

Item 1.01.	Entry into a Material Definitive Agreement.

Stock Purchase Agreement

On August 2, 2006, Pace Health Management Systems, Inc., an Iowa corporation (“Pace”) entered into a Stock Purchase Agreement (“Agreement”) with ConMed, Inc., a Maryland corporation (“ConMed”) and certain stockholders of ConMed (the “ConMed Stockholders”), pursuant to which Pace will purchase all the issued and outstanding capital stock of ConMed from the ConMed Stockholders (the “Acquisition”).  Following completion of the Acquisition, ConMed will effectively become the operating public company.

ConMed has provided correctional healthcare services since 1984 and was formed as a corporation on June 10, 1987 in the State of Maryland for the purpose of providing healthcare services exclusively to county detention centers located in Maryland. As ConMed developed, it accepted more contracts for additional services including pharmacy and out-of-facility healthcare expenses. In 2000, ConMed served more than 50% of the county detention healthcare services market in Maryland. In 2003, ConMed elected to seek contracts outside of Maryland and by 2006, it had secured contracts in Kansas, Virginia and Washington. Currently, ConMed is in contract with and services 17 detention centers and facilities at the county level in the United States.

The Agreement is attached hereto as Exhibit 10.1 and should be referred to when reading the following summary.

The Agreement provides that at closing, the ConMed Stockholders will be paid consideration consisting of : (i) $8,000,000, less a $250,000 cash deposit paid on the date the Agreement was signed (which cash deposit shall (a) be held in escrow until the consummation of the Acquisition, and (b) be non-refundable provided, however, that in the event ConMed and/or any of the Conmed Stockholders fail to fully satisfy the closing conditions and any other required obligations set forth in the Agreement, the cash deposit shall be returned to Pace) and (ii) 5,714 shares of a newly created series of Pace preferred stock which shall be convertible into 571,429 shares of the Purchaser’s common stock after a contemplated reverse stock split or exchange of Pace’s common stock in connection with a contemplated recapitalization of Pace (each as discussed below).  A portion of the purchase price will be funded from the proceeds of a private placement financing, also as discussed below, which is expected to be completed prior to closing the Acquisition (the “Private Placement”).

The Agreement contains representations and warranties of each of Pace, ConMed and the ConMed Stockholders, as applicable, relating to, among other things, (a) proper corporate organization and similar corporate matters, (b) capitalization, (c) the authorization, performance and enforceability of the Agreement, (d) licenses and permits, (e) taxes, (f) absence of undisclosed liabilities, (g) holding of leases and ownership of other properties, (h) material contracts, including those related to detention centers; (i) title and condition of assets, (j) absence of certain changes, (k) employee and employee benefits matters, (l) compliance with applicable laws, including both federal and state healthcare laws, (m) absence of litigation, (n) environmental matters, (o) franchise matters and (p) insurance.

Each of Pace, ConMed and the ConMed Stockholders have agreed to continue to operate its business in the ordinary course prior to the closing of the Acquisition and additional material covenants include that (i) each party shall obtain all necessary approvals, including governmental approvals and (ii) each party shall protect confidential information and maintain the confidentiality of the other’s proprietary information.

The Agreement provides for indemnification of Pace for breaches of representations, warranties and covenants with a holdback arrangement and the indemnification of both parties for similar breaches with standard indemnification provisions.  As part of the holdback arrangement, at the closing the ConMed Stockholders shall deposit 50% of the number of shares issued to them, to be held for a period of 12 months following the closing of the Acquisition, all in accordance with the terms and conditions of a holdback agreement to be entered into at the closing between Pace and the ConMed Stockholders.  The balance of any amounts remaining in escrow against which no claims have been made shall be distributed to ConMed’s Stockholders 12 months following the closing.

The obligations of Pace to consummate the Agreement are subject to closing conditions, including: (i) all the ConMed stockholders shall have approved the transactions contemplated by the Agreement; (ii) certain of the officers, directors or employees of ConMed, as selected by Pace, shall have entered into employment or consulting agreements; (iii) the Private Placement shall have been consummated; (iv) a restriction on distributions to the ConMed stockholders unless approved by PACE in advance; (v) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the sale shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the sale, which makes the consummation of the sale illegal; (vi) receipt of all necessary third party consents and waivers and (vi) the absence of any action, suit or proceeding challenging or preventing the sale. The obligations of ConMed and the ConMed Stockholders to consummate the Acquisition are subject to closing conditions similar to those of Pace.

The Agreement may be terminated at any time prior to the closing, as follows: (i) by mutual written consent of PACE, ConMed and the ConMed Stockholders; (ii) by Pace, ConMed or the ConMed Stockholders, if the Acquisition shall not have been consummated on or before October 31, 2006 or if any permanent injunction or other order of a court or other competent authority preventing the consummation of the Acquisition shall have become final and nonappealable; (iii) by ConMed, if prior to the closing there shall have been a material breach of any representation, warranty, covenant or agreement on the part of Pace or any representation or warranty of Pace shall have become untrue after the date of the Agreement, which breach or untrue representation or warranty (A) would, individually or in the aggregate with all other such breaches and untrue representations and warranties, give rise to the failure of a condition and (B) is incapable of being cured prior to the closing by Pace or is not cured within 30 days of notice of such breach, or any of the conditions to closing shall have become incapable of fulfillment; (iv) by Pace, if prior to the closing there shall have been a material breach of any representation, warranty, covenant or agreement on the part of ConMed or ConMed Stockholders or any representation or warranty of Company or Company Stockholders shall have become untrue after the date of the Agreement, which breach or untrue representation or warranty (A) would, individually or in the aggregate with all other such breaches and untrue representations and warranties, give rise to the failure of a condition and (B) is incapable of being cured prior to the closing by ConMed or ConMed Stockholders or is not cured within 30 days of notice of such breach or any of the conditions to closing shall have become incapable of fulfillment; and (v) by Pace, if certain consents material to the operation of the business of ConMed, individually or in the aggregate contain any burdensome terms or conditions.

In connection with the Agreement, and as a condition to closing the Acquisition, Pace has agreed to raise a minimum of $10 million in a Private Placement of a to-be created series of convertible preferred stock. The funds raised will be used to fund a portion of the consideration for the Acquisition as well as to fund additional working capital.

Proposed Plan of Recapitalization

Pace expects that as soon as practicable following completion of the Private Placement and the consummation of the Acquisition, to effect some or all of the following:

•	A reverse split or exchange of 1 share for each 20 shares of common stock.
•

Conversion of the existing Series A Preferred Stock of Pace into 4,714,196 shares of common stock (immediately after the 1 for 20 exchange or reverse stock split) in exchange for waiver of accrued and unpaid dividends ($2,503,596 as of June 30, 2006, which amount exceeds the net assets of Pace by approximately $693,040 as of such date).

The following table shows the pro-forma capitalization of Pace assuming closing of the Acquisition, completion of the Private Placement and completion of the proposed plan of recapitalization:

Common stock outstanding (1)	5,000,000
Shares issued in the
Acquisition	571,429
Restricted stock issuance	400,000

Private Placement shares	2,857,143
Proforma total	8,828,572

(1)

After conversion of existing Series A Preferred Stock into 4,714,196 shares of common stock and after giving effect to a 1 for 20 reverse stock split or exchange in the proposed plan of recapitalization; before shares of common stock reserved for the stock option plan to be approved as part of the Acquisition; does not include 1,250,000 shares of common stock reserved for issuance upon exercise of outstanding warrants, 700,000 options (being issued in exchange for cancellation of all outstanding options of ConMed) and placement agent warrants to be issued in connection with the Private Placement.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an OffBalance Sheet Arrangement of a Registrant.

See Item 1.01 for a description of a non-refundable deposit in the amount of $250,000 constituting a direct financial obligation material to Pace.

Item 9.01.	Financial Statements and Exhibits.

Set forth below is a list of Exhibits included as part of this Current Report.

10.1	Stock Purchase Agreement by and among Pace Health Management Systems, Inc. ConMed, Inc and the ConMed Stockholders set forth therein, dated August 2, 2006

This Current Report on Form 8-K may contain, among other things, certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements with respect to the Company’s plans, objectives, expectations and intentions; and (ii) other statements identified by words such as “may”, “could”, “would”, “should”, “believes”, “expects”, “anticipates”, “estimates”, “intends”, “plans” or similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PACE HEALTH MANAGEMENT SYSTEMS, INC.

Date: August 8, 2006	By: /s/ John Pappajohn
John Pappajohn, Director, Acting Chief Executive Officer and Acting Chief Financial Officer